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                                                      Exhibit 10.22




May 14, 1998


Mr. Richard S. Haak, Jr.
3 Peach Tree Path
Andover, MA 01810

Dear Richard:

PictureTel Corporation is pleased to offer you an opportunity to join our Company as Vice President and Corporate Controller reporting to me.

The cash compensation in the offered position will contain two elements: an annual base salary and an annual bonus opportunity under PictureTel's Management Incentive Plan. The base salary for the position will be paid at the bi-weekly rate of $5,769.23 (this the equivalent of $150,000. annually based on 26 pay periods in the year). At the level of the offered position a full performance and compensation review is scheduled during the quarter immediately following the close of the fiscal year.

The payment of a bonus under the Management Incentive Plan is predicated on the Company's achievement of the annual revenue and profitability objectives established at the start of the fiscal year and your performance in meeting your Individual Goals for the year. The bonus opportunity will be 0% - 25% of base salary for full performance, but may range up to 50% of base salary for performance in excess of the plan. The bonus, if any, is determined and paid in the first quarter following the close of the fiscal year and if you join the Company in the time frame set forth below, you would be given full bonus consideration for 1998.

The Company will offer you a cash sign-on bonus, paid as follows: $15,000.00 within thirty (30) days of your employment start date; and $10,000.00 on December 1, 1998.

In addition, we will recommend to the Compensation Committee of the Board of Directors your participation in PictureTel's Equity Incentive Plan. The option recommendation presented will be for 30,000 shares. These shares will vest over a four year period, with the first twenty-five (25) percent of the aggregate number of shares vesting one (1) year following the date the option grant is approved and six and one quarter (6.25) percent of the aggregate number of shares vesting each quarter thereafter. The option price will be determined by the Compensation Committee on the day your option grant is approved and will be no less than the closing price as quoted on the National Market System of NASDAQ on that date. Vesting is conditional on your continued full-time employment with the company. Certain other restrictions may apply to your option grant as set forth in the Equity Incentive Plan.

In the event that you are involuntarily terminated by the Company for any reason other than for Cause, you would be entitled to receive a continuation of your then current base salary for a period of six (6) months. For purposes of this letter, "Cause" shall be defined as and be limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which result in material harm to PictureTel.




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As an employee of PictureTel you will be entitled to participate in our medical insurance benefit programs. We offer two options: (1) a competitive medical and dental plan through Allmerica Insurance, or (2) membership in the Harvard Community Health Plan, a Health Maintenance Organization. You will be responsible for a portion of the premium cost, with payment arranged through payroll deductions. A Section 125 reimbursement plan to help with daycare and non-reimbursed medical expenses is available at your election, also through payroll deductions.

In addition, PictureTel provides long-term disability, accidental death and dismemberment, and life insurance coverage (life benefit equal to two (2) times your annual salary). The premiums for the disability and life insurance are paid one hundred (100) percent by PictureTel.

PictureTel offers a 401(k) Retirement Plan, a Tuition Reimbursement Program and you will be entitled to paid vacation, holiday and sick days in accordance with Company Policy.

This offer is contingent on your providing proof of eligibility for employment. On your first day of employment, please bring with you either: (a) a valid
U.S. Passport, or (b) a birth certificate and a driver's license, or (c) an original Social Security card and a driver's license. Orientation is normally scheduled for 8:30 a.m. on Mondays.

The offer will remain open until the close of work on Friday, May 15, 1998. Please indicate acceptance of this offer by completing and signing the enclosed copy of this letter and the Proprietary Information Agreement and immediately return all documents to me. If accepted, it would be my expectation that you would start as soon as possible, but no later than June 1, 1998.

If you have any questions regarding the offer, please do not hesitate to call me. We look forward to your joining and being an important member of our team.



Sincerely,


Richard Goldman
Vice President and Chief Financial Officer


ACCEPTED: ___________________________________ Date: ____________
SS#: ________________ Anticipated Start Date: __________________